Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FMD - Q2 2008 First Marblehead Corporation Earnings Conference Call

Event Date/Time: Jan. 31. 2008 / 5:00PM ET

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Jan. 31. 2008 / 5:00PM ET, FMD - Q2 2008 First Marblehead Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

  Peter Tarr

  First Marblehead Corporation - Chairman, General Counsel

  Jack Kopnisky

  First Marblehead Corporation - President, CEO

  John Hupalo

  First Marblehead Corporation - CFO

CONFERENCE CALL PARTICIPANTS

  Mike Taiano

  Sandler O’Neill - Analyst

  Michael Cohen

  SuNOVA Capital - Analyst

  David Hochstim

  Bear Stearns - Analyst

  Tim Seblanyo

  OSS Capital - Analyst

  PRESENTATION

Operator

  Good day, ladies and gentlemen, and welcome to the First Marblehead Corporation 2008 second-quarter fiscal earnings conference call. My name is Amanda, and I will be your operator for the call today. (OPERATOR INSTRUCTIONS).

I would now like to turn the call over to Mr. Peter Tarr, the Chairman and General Counsel of First Marblehead Corporation. Please proceed, sir.

  Peter Tarr - First Marblehead Corporation - Chairman, General Counsel

  Good afternoon. Welcome to the First Marblehead earnings call for the second quarter of fiscal 2008. Jack Kopnisky, President and Chief Executive Officer, and John Hupalo, Chief Financial Officer, will be participating on this call. Ken Klipper, Treasurer and Chief Accounting Officer, is also with us.

Various remarks that we make about the Company’s future expectations, plans and prospects constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation and Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s 10-Q for the quarter ended September 30, 2007 under the caption Risk Factors, which is on file with the SEC.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely upon these forward-looking statements as representing our view as of any date subsequent to today. I will now turn the call over to Jack.

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  Good afternoon, everyone, and thank you for joining the call today. In addition to our earnings press release, we have a presentation that accompanies our comments available on the Web at FirstMarblehead.com/investors.

Today, my presentation will focus on the market dynamics in which we operate, the results for the quarter and our business strategy moving forward. You’ll also hear from our CFO, John Hupalo, who will provide more detail about our financial results and activities.

We’ve taken aggressive steps to manage the Company in the face of economic uncertainty that is in the market today. The capital markets have been a challenge for us since completing our last securitization in September 2007, and they remain a challenge today. We also recognize that we have entered a negative consumer credit cycle that is affecting all classes of consumer loans including private student loans. First, let me talk about our results for the second fiscal quarter and the first six months of the fiscal year.

Our earnings this fiscal quarter were affected by this disruption in the market, resulting in our inability to access the capital markets with the securitization in the second quarter. Our operating results are shown on slide two.

Total revenues for the six months ended December 31, 2007 were $257.2 million, a decrease of 49% from $500.7 million for the same period last year. Net income for the six-month period was $51.1 million or $0.54 per diluted share, a decrease of 77% in net income and 77% in diluted earnings per share over the same period last year.

For the second quarter of fiscal 2008, the Company recorded a net loss of $117.7 million. The loss for the quarter was principally because of a $178 million pretax write-down of the Company’s service receivables due to changes in certain assumptions used in estimating their fair market value. The changes were made to reflect better the current consumer credit environment and the write-down is within the previously-announced range of 170 to $185 million. John will discuss this in more detail in his remarks.

One of the highlights of our business this quarter has been the continued growth and volume of loans facilitated. The graph on the next slide represents the previous 12 month volume facilitated by First Marblehead. Loans available for securitization during the second quarter of fiscal 2008 increased to $982 million, up 43% over the same period last year. The rolling 12 month volume of loans available for securitization increased to $4.9 billion, up 40% for the 12 months ended December 31, 2007. These strong volumes validate the demand and need for capital in the private student loan marketplace.

Despite the disappointing financial results, we remain very encouraged about the fundamentals of our business. Private student loans are an important and growing source of college funding. More students are attending college. The overall cost of college continues to rise. Government-supported loans are limited. And families are saving less. Added pressure for funding education comes from the declining home values and the lack of equity that has been a primary component of funding for education in the recent past. Therefore, more and more families will need responsible private student loans after exhausting all available scholarships, grants and federal loans. Our view is that demand will be extremely high for private student loans now and into the future.

We also believe that First Marblehead is well positioned to taking manage of the disruption in the student loan space. Legislative actions have greatly reduced margins of traditional providers of federal loans. We believe many potential competitors in the education lending space may lack the necessary funding and capital to support private loans in this environment. Our opportunity is great in a significantly-diminished competitive environment.

We also believe that barriers to entry in this space are high. As you will see on slide 4, we have aggressively moved forward to adjust our business model to deal with the immediate disruption as we continue to be a market leader in providing private student loan solutions. Our actions are designed to deliver long-term value to our shareholders, create service to our clients and a first rate work environment for our employees. These actions include a recent capital infusion, developing alternative funding sources, and tightening our credit standards while we elevate collection and recovery practices, progress our business model and reduce the overall cost structure. I will outline the specifics related to each action.

First, with regard to capital, in December, we announced GS Capital Partners will invest up to $260.5 million to acquire 19.99% of the Company, and offered to provide the Company with $1 billion of warehouse financing. We welcome Goldman Sachs’ investment and its validation of First Marblehead’s business model. This investment provides our Company with additional capital resources to fund our long-term strategy. As we said on our conference call in December, we believe that this is the right strategy for our Company as we continue to focus on opportunities for us in the future.

To detail the investment further, the first step was an investment of $59.8 million, whereby GS Capital Partners acquired preferred securities convertible into 5.3 million shares of common stock. Upon receipt of regulatory clearance and determination, the second step will take place. An additional investment of up to $200.7 million will be made to acquire additional preferred securities that are convertible into 13.4 million shares of common stock at a conversion price of $15 per share. The convertible securities are non-voting, have no coupon and have a nominal liquidation preference.

The securities to be acquired will on a converted basis represent 16.7% of First Marblehead’s outstanding common stock. GS Capital Partners will not hold more than 9.9% of the voting shares at any time. In total, an investment of $260.5 million will be made for up to 18.7 million shares of First Marblehead.

Under the terms of the agreement, we have the right to designate — they have the right to designate one member of the Company’s Board of Directors. We are pleased to have Henry Cornell, who is a managing director of Goldman Sachs, join our Board yesterday. In order to preserve capital and maximize liquidity in challenging market conditions, our Board of Directors reviewed the dividend policy and decided to eliminate the regular quarterly cash dividend for the foreseeable future.

Our second action is to seek alternative sources of funding. These funding alternatives include securitizations, additional warehouse lines, loan sales, deposit funding, and expanded lending relationships with our current bank clients. John will detail the capital markets environment in his portion of the presentation. But clearly, there has been a significant disruption in the market for ABS transactions. Buyers have generally been on the sideline over the past several months, and what transactions have been completed are at very high spreads.

We’re pursuing a variety of alternative funding sources. As I mentioned previously, Goldman Sachs has committed a $1 billion warehouse facility. Taken together with the funding capability at Union Federal Savings Bank, this will be an important milestone in developing funding alternatives. We’re in discussions with a variety of banks to provide increased warehouse capacity for the future. We’re presently evaluating loan sale options potentially to monetize these actions. Through Union Federal, we’re expanding our capability to raise deposits to fund the growth of our private student loan portfolio.

Lastly, we’re working with our existing bank clients to support extended terms and increased capacity. There are approximately $1.7 billion of loans on their balance sheets. To date, they have been generally receptive to the opportunity to hold the loans for an extended period. We continue to work with these clients to both support the whole period and help them market their private student loan programs.

Third, it is clear that we’re in a negative consumer credit cycle. In the fourth quarter, as we reviewed the trend data on delinquency and defaults, we worked with our client and TERI to tighten credit criteria. Given the continued consumer credit trends, we expect to further tighten their criteria to focus on high-quality borrowers. We have moved our net weighted average default assumption from 5.81% to 7.68% as a result of the forward-looking data that we see in this cycle.

There are two primary causes of defaults. First, the lowest credit tiers of underwriting are defaulting at higher rates than we anticipated due to economic factors. These tiers have been eliminated. Secondly, we have experienced higher defaults for students not completing their degrees. Even with a high co-sign rate, we have found that default rates are significantly higher for borrowers who do not complete a course of study. New processes are being instituted to insure we’re lending to borrowers with a high propensity to complete their degrees.

We also are taking steps to significantly change collection practices in order to contact borrowers and co-borrowers earlier in the repayment process. Collection practices have focused more on borrowers than co-borrowers. A significant volume of business was moved to professional collection agencies where they will be reaching out to borrowers and co-borrowers much earlier following a missed payment. The changes in collection practices should reduce the portfolio default rate. Given the current and anticipated credit cycle, we expect prices to borrowers to increase. We view the risk-adjusted returns for both DTC and school channel loans to be very attractive now and in the future. Although, we expect the near-term growth rates in our business volumes will fall as markets adjust.

Fourth, we have continued to review the opportunity to evolve our operating model. We highly value the strong relationships that we have created with our clients. We will continue to focus on prudently expanding these relationships. We have a large backlog of prospects who want our services, and we will focus on those that have a strong brand, access to a student-centric consumer base, committed capital and an objective of relationship growth in the space.

We also will continue to grow our business to consumer platform by expanding our proprietary brands. In the second fiscal quarter, proprietary brands represented 29% of the overall volume. We will continue to invest and grow this business and support our existing clients with our learnings.

We have demonstrated significant direct to consumer growth over the past several years. Direct to consumer volume was up 62% for the fiscal quarter, while school channel volume declined 8% for the quarter. We view the school channel as a growth opportunity and have invested in this channel over the past year, with the expectation of growth in fiscal year 2009.

As we have reviewed our operating model, we continue to look for structures that will serve our business well into the future. In our present model, we rely on TERI to provide loan guarantees, which include a unique structure of segregating reserves to each pool of assets. We continue to work with and monitor Teri’s performance to insure the appropriate levels of reserves. As with all aspects of our business model, we’re evaluating alternative structures to support First Marblehead’s future growth.

Finally, we will continue to drive efficiencies in the cost structure of our organization. Over the past two years, we’ve invested in technologies that will enable us to drive economies into both the front and back-office experiences on our operating platform. Those investments and additional actions we’re undertaking in this environment should enable us to reduce operating costs on an annualized basis by 15 to 20%.

We strongly believe in the opportunities in the private student loan market that are before us. Our strategy is to deliver long-term value to our shareholders by focusing on our core competencies such as our customized products and services and expert processing capabilities for private student loans. At the same time, we’re managing through the present disruption in the capital markets by taking these prudent actions, which position the Company to deliver strong returns to our investors in the future.

Now let me turn the call over to John Hupalo, our CFO, who will take you through more details of the quarter.

  John Hupalo - First Marblehead Corporation - CFO

  Thank you to everyone who has taken the time this afternoon to join the call. We have a lot to discuss today, so my comments are organized around three areas we believe will be of particular interest to shareholders — First Marblehead’s financial performance for the quarter and six months ended December 31, 2007, the newly-posted disclosures on our website, the capital markets and our strategy for asset disposition. Let’s start with the financials.

Consistent with nearly every company in the consumer financial services sector, First Marblehead’s financial performance in this quarter was disappointing. The poor performance resulted from our inability to execute the scheduled securitization transaction in December and the write-down of our service receivables by 19%, a $178 million pretax impact to the quarter. I’ll provide additional details of this in a moment. The combined impact was a quarterly loss of $117.7 million, or $1.26 per share and six month net income of $51.1 million or $0.54 per share.

Although the financial results are very disappointing, our operational results remain impressive. As demand for students for financing their education increases, the cost of education continues to rise and funding from traditional sources fails to keep pace. As Jack indicated, the Company is taking aggressive measures to reduce expenses, implement stricter underwriting standards and improve collections practices.

Despite the current environment, the balance sheet remains strong as a result of our long-standing focus on expense control and prudent management of our cash position. At December 31, 2007, the Company had cash, cash equivalents and investments of $351 million, including Goldman Sachs Capital Partners’ initial $59.8 million purchase of convertible preferred stock. $86 million of the $351 million is restricted at Union Federal Savings Bank to meet capital and operating requirements.

In combination with the current expense initiatives, our operating cash positions us for success well into fiscal 2009. The additional $200 million investment by GSCP is expected before the end of this fiscal year, and will obviously provide additional capital to fund operations for an even longer period.

There are a few other balance sheet items worth noting. Of the $358 million of loans held for sale at UFSB, $346 million are student loans. The remaining $12 million are mortgages. All of these assets are carried at below or cost or market.

On the liability side, the increase in deposits and education loan warehouse facility is related to the funding of private student loans held at UFSB. The facility is scheduled to expire in July and we’re in the process of renewing it.

Now let’s discuss the write-down of the service receivables that was recorded this quarter. As indicated previously, we have adjusted downward the value of our service receivables by approximately $178 million as a result of revisions to the package of assumptions used to value our residuals and additional structural advisory fees. Three quarters ago, we increased our assumption for the average prepayment rate from 7% to 8%.

As we said in the past, we consider two important variables when considering data on prepayments, the rate of prepayment and the shape of the prepayment curve. That is, in what year do the prepayments occur in the life of a loan pool?

The continued good news is that prepayment rates have continued to decline over the past year. But the changes we have observed to the shape of the curve have persisted. In this quarter, we modified our assumption for the shape of the curve, specifically, by raising the assumed prepayment rate in each of the first three years of repayment.

For illustrative purposes, slide 5 shows the relative shape of these curves with their projected average prepayment rates. The impact of this adjustment slightly increased the average prepayment rate from an average over the life of the pool of 8% to an average of 8.4%. This change resulted in a 5.4% or $50 million reduction in the fair value of the service receivables.

Now please turn to slide 6, which details all of the other assumptions, changes we’ve made. As Jack mentioned, we’re adjusting our net default assumption. In order to provide investors with a more meaningful quantification of defaults, we will report our net default rates, which are gross rates after recoveries. We will continue to provide investors with the underlying data for gross default rates and recoveries, but the more important metric measure is net defaults.

In this quarter, we have raised our assumption for the average net default rate for the portfolio from 5.81% to 7.68%. Our new assumption for the average projected gross default rate increases from 9.68% to 14.76%. And the recovery rate increases from 40% to 48%. The resulting negative adjustment to our service receivables is $38.8 million, or 4% of the service receivables. We believe that the favorable recovery rates we’re currently observing in combination with improvements we expect from revised collections practices and tightened underwriting criteria will reduce net default rates overtime.

Next, the discount rates. Given the unprecedented turmoil in the debt capital markets, the Company increased the rate used to discount the residuals by 100 basis points to 13% for trusts that did not issue BBB securities, and to 14% for transactions with BBB issuance. Given spread widening in other markets, we also increased the discount rate for the additional structural advisory fees by 100 basis points to the 10-year treasury plus 300 basis points. The result is a negative adjustment of $54.6 million, or 5.8 of the service receivables.

The remaining write-down of $34.4 million comes from our revised assumption for future credit spread on our trust’s outstanding auction rate securities. Deterioration of the auction market accelerated through year-end and the market is not improving. Slide 7 depicts the historic widening that recently occurred on our trust’s outstanding auction rate notes. This widening is systemic and not unique to First Marblehead. As a result of this dislocation, we adjusted our assumption for the cost of this debt to reflect the environment, and now assume that the auction rate securities will trade at these historically wide spreads for another six months and then gradually reduce over time. As we do every quarter, we will continue to monitor the environment and make appropriate future adjustments to the carrying value of our service receivables.

I would now like to take this opportunity to introduce investors to the supplemental information we posted this afternoon at FirstMarblehead.com under our Investors section. We believe this new information will help investors better understand our business with regard to residual realization, as well as trust-level loan performance data and other metrics. We intend to provide additional metrics in the future.

Slide 8 shows the supplemental data regarding cash flow projections we expect to receive in the form of additional structural advisory fees and residuals. It shows that we expect to begin receiving cash in the coming year and to receive increasing amounts over the next six years. You can see that the Company expects to realize significant amounts of cash in the coming six-year period. Investors should note that the data are stated as pretax and are not present valued. This graph includes the write-downs we just discussed.

In order to provide a meaningful comparison, we also posted the graph depicting the projected releases at the end of the first fiscal quarter of 2008. We will update these data quarterly. In addition, you’ll find the following data with regard to portfolio performance — historical trust parity ratios, historical channel-specific loans available for securitization, FMC net recovery rates, origination FICO score bands by fiscal year, and trust prepayment rates as a percent of original balance. Again, we will update these charts and graphs on a quarterly basis.

Finally, I’ll comment on our secured funding program which has evolved since we last spoke, largely as a result of the significant deterioration of the debt capital markets in the past 90 days. The current stress in the capital markets is unprecedented and has presented terrific opportunities for us to evolve our thinking on how best to optimize future returns for shareholders. Disruptions that many experts hoped would be temporary have persisted far longer than any I have seen in my 20 years of financing student loans. The structure of our September securitization, which was executed well in a quickly deteriorating market and was not replicable in December, is not executable today. Therefore the Company is aggressively pursuing a multipronged strategy to revise value from loans available for securitization.

Clearly, we’d like to complete a securitization transaction as soon as possible. We’re working on a number of potential structures, but cannot today predict the timing of the next securitization. I can tell you that our previous experience in difficult ABS markets informs us that it is critical to fortify the investor base and understand their parameters for returning to the market. To this end, last week, Jerry Hamstead, who heads up our capital markets team, and I visited investors in Europe. Next week, Jerry’s team is meeting numerous investors at the asset-backed security industry’s premier conference hosted by the American Securitization Forum.

So far, investor feedback has been generally positive and very constructive. They have cash to invest but are evaluating how best to deploy it. Their comments remind me of the early days of the asset-backed securities market. Like their predecessors, today’s investors will look through ratings and third party guarantees for monoline insurance wrappers to determine for themselves the value of the underlying collateral and the issuers’ business model. They will demand more high-quality data and invest only with issuers who have an established track record.

This is all very good for First Marblehead. We constructed our funding program to provide this type of information and service to investors. And we remain very confident that we will continue to attract investors with significant source of capital to invest as the market recovers.

Second, we appreciate the $1 billion warehouse facility Goldman Sachs has committed to the Company. Goldman’s financial investment validates our business model and their willingness to extend credit during this period of extreme capital scarcity is extremely important to our Company. We are also working with others to secure additional warehouse funding capacity with a goal of total backup liquidity of approximately 2 to $2.5 billion. These backup funding vehicles will afford us the opportunity to hold loans if necessary as the debt capital markets rebound.

Third, we’re working with a number of investors who have expressed interest in purchasing whole loans. This may be an interesting option, particularly in combination with some of the other financing options I just discussed.

Fourth, UFSB will continue to play a more strategically important role in diversifying our funding and revenue sources. Currently, we continue to expand prudently UFSB’s capacity to originate proprietary loans for First Marblehead. As we look into the future we would like to expand the bank’s capacity to raise core deposits to complement its access to the broker deposit market.

Finally, the Company would very much like to move away from gain on sale accounting to the extent possible in the future. I caution that this goal may not be achieved in the near-term, or could be selectively applied. That is some transactions may be on FMD’s balance sheet while others may continue to be off-balance sheet. On balance sheet transactions may be structured to provide FMD with some upfront cash proceeds and net interest margin income over the life of the pool. Other transactions may be structured as they have been in the past, off-balance sheet with the Company recognizing cash and receivables earnings at the time of securitization. We look forward to moving toward a higher quality earnings stream for investors.

The funding options I just outlined in conjunction with our very strong cash position, heightened credit criteria and improved collections activities, are designed to position the Company for continued success into the future. Despite the current upheaval in the capital markets, which should not be minimized, we’re very excited about the prospects for the Company and the opportunities we have. As we have for the past 17 years, we remain focused on providing the most economic private capital to supplement students’ grant money and federal loans. We’re evolving our business model to meet the rapidly changing markets. We’re fortunate to have assembled a best in class team of professionals throughout the Company who remain focused on our mission of helping students obtain financing while increasing shareholder value. I look forward to answering your questions.

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  Moving to our final slide, I want to comment on our Company and the industry outlook. As John and I said earlier, we believe there are strong opportunities for prudent growth in this market. The commitment by GS Capital Partners and the focus on our business model will enable us to continue to deliver on our value proposition to our clients. Even with the challenging market conditions, we view the future as one where opportunities are apparent to those companies with solid capital and financing structures. We plan to take advantage of those opportunities prudently.

As I mentioned, we’re focusing on our operations by reducing expenses while fortifying our infrastructure for the future. We’re targeting high-quality loan volume and continuing to enhance collection and recovery process. We also are looking at accessing additional sources of funding, including accessing the warehouse lines of credit as necessary. We will continue to adapt our business model in anticipation of evolving market conditions and the consumer credit cycles, so we can continue to provide the capital to meet the growing demand for long-term supplemental financing for education.

We recognize that there is a vital role for private student loans. First Marblehead proudly supports the responsible lending for borrowers and is a strong proponent of smart borrowing for principal, which encourages students to access scholarships, grants and federally guaranteed loans before considering private education loans. We recently announced the latest version of smartborrowing.org, our consumer-friendly guide for navigating through the higher education financing process.

Finally, given the ongoing challenges in the capital markets we appreciate the hard work and the loyalty of our employees, especially as we continue to adjust our business model to meet the demand for private student loans in a prudent manner. We remain dedicated to enhancing value for our shareholders. Now let’s open it up for your questions.

  QUESTION AND ANSWER

Operator

  (OPERATOR INSTRUCTIONS). Mike Taiano, Sandler O’Neill.

  Mike Taiano - Sandler O’Neill - Analyst

  A couple of questions. First, I guess on strategic standpoint. John, your comments in terms of moving away from the gain on sale accounting, is the way to think about that is that you guys will be moving towards more of a typical monoline lender model, meaning that part of the loans are going to end up on the balance sheet and part of them are going to be securitized? Is that sort of a fair way to think about it?

  John Hupalo - First Marblehead Corporation - CFO

  I think that’s exactly right. As the business progresses, we’re going to have opportunities to continue to serve the business to business clients that we have, and we’re also going to have opportunities to use the wherewithal of the bank to fund loans and bring some of that income into us in a different way. We think that will increase in aggregate as a package the quality of revenue coming into the Company.

  Mike Taiano - Sandler O’Neill - Analyst

  Do you have any — what level of flexibility do you have with your bank partners in terms of negotiating a lower marketing fee?

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  We’re working with them at all times. So as contracts come up, we have the opportunity to go back to them and talk to them about the reality of the market situation and have them understand, which frankly the conversations we have had, the banks are very much understanding of the market situation, and looking at how we progress into the future in terms of marketing fee and relationship with them.

  Mike Taiano - Sandler O’Neill - Analyst

  So essentially, it’s dictated by the timing of the contract so you can’t really negotiate until the contract expires. Is that how it works?

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  Yes.

  Mike Taiano - Sandler O’Neill - Analyst

  Then just a last question. The warehouse lines that you said you guys were looking to expand, was the 2 to 2.5 billion in addition to the Goldman warehouse line, or is that including the Goldman warehouse line?

  John Hupalo - First Marblehead Corporation - CFO

  That includes the warehouse line, and it’s separate from the existing line at UFSB that’s already been in place.

  Mike Taiano - Sandler O’Neill - Analyst

  How much is that again, the one at the bank?

  John Hupalo - First Marblehead Corporation - CFO

  The one at the bank is for a maximum of 300 million.

  Mike Taiano - Sandler O’Neill - Analyst

  Okay. And you said that expires in July?

  John Hupalo - First Marblehead Corporation - CFO

  That’s correct.

  Mike Taiano - Sandler O’Neill - Analyst

  The Goldman facility, are you guys willing to share at all any of the parameters, the expiration on that, the interest rate you’re paying, any color on that side?

  John Hupalo - First Marblehead Corporation - CFO

  There are two points there. One is that we have a commitment and we’re working towards final documentation on that. So whatever we can make public around the time of the contract, we’ll do. But at this point, there is no additional information.

Operator

  Michael Cohen, SuNOVA Capital.

  Michael Cohen - SuNOVA Capital - Analyst

  I had a question for you. How does this kind of play through? How would you envision kind of impacting the profitability model on a near-term and long-term basis, the changes of migrating to more of a spread lending business and less of a gain on sale? How should we think about that? Do you guys have any kind of sense as to what that will translate to in earnings over the near and intermediate-term?

  John Hupalo - First Marblehead Corporation - CFO

  We’re working through that transition period right now. I was careful to say that it’s our goal to do that. We will migrate to the model or the new paradigm, if you will, over a period of time and taking into account the factors that you’re raising, making sure we have sufficient cash coming from transaction to continue to run the business, while also taking what we think will be a higher quality revenue stream potentially through an on-balance sheet transaction.

Mike Taiano’s question earlier brings the point which is we’re not necessarily just talking about loan securitized through the bank as an on balance sheet spread model. We can also, as other issuers in the student loan marketplace have done over time, we can choose to do some securitizations on the balance sheet and some off the balance sheet and then mix those as it is appropriate to maximize returns for shareholders.

  Michael Cohen - SuNOVA Capital - Analyst

  And then could you — obviously you characterize some of the conversations that you have had with fixed income buyers. How much of the timing is related to sort of the overall capital markets, or how much of it is related to them kind of getting back to you and saying, all right, we studied some of your data; we’re willing to take the plunge. Could you frame that issue for us?

  John Hupalo - First Marblehead Corporation - CFO

  Surely. I think the current — the current plan for investors generally is for them to continue to see how the developments, particularly around the model lines, plays out. And they have been very specific with us during this period — investors have been specific with us during this period. They would like to renew their relationship with the Company at a deeper level, begin to go through their credit process again. That will give us I think great opportunities once they determine that it’s time to put their cash back to work.

So I think the end of the day, what’s most important is that we continue to work the investor base, meet their demands. Part of the increased information that we put up today was as a result of some conversations we have had both with debt and equity investors. And we’re hopeful that as we continue to provide more transparent data, both debt and equity investors will see the value in the Company and we will be able to leverage the investor bases in both marketplaces.

  Michael Cohen - SuNOVA Capital - Analyst

  And then last question because I don’t want to take up too much time. Part of the pressure that Sallie Mae felt in their private credit book was due to — for lack of a better way of saying it — weaker institutions that weren’t producing graduates. I know you had kind of referenced that. They were able to differentiate between the default rates between the sort of traditional institutions that created graduates, that had income producing ability, and those that could not. Could you characterize maybe the difference in default in your portfolio?

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  I think our data, our learnings are consistent with what you heard from Sallie Mae. We found that non-traditional schools have generally higher default rates than traditional schools. In fact, one of the things we did actually through Teri, is eliminated some 134 schools due to performance in 2007.

So as an example, we very deliberately look at that and look at the borrower in terms of their frankly propensity to graduate. And there are a bunch of factors that go into that. One of which clearly is the school.

  Michael Cohen - SuNOVA Capital - Analyst

  And roughly — Sallie Mae had said the traditional stuff produced roughly 2% losses, whereas the other stuff was producing several multiples of that.

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  We don’t have the same statistics with us here just that generally that non-traditional schools have higher default rates than non.

  John Hupalo - First Marblehead Corporation - CFO

  The only thing I would add to that is that I think as you’re trying to do and we think is prudent, it is really important to understand what the business model of an issuer is and what the target has been over time. I think what you will see in TERI portfolios over time is that there was much less emphasis on voc-tech type schools and two-year schools and schools that traditionally have had more challenges with regard to graduation rates and ability for repays from their graduates. So we do have as Jack’s saying some crossover there. But it’s just a different business model.

Operator

  (OPERATOR INSTRUCTIONS). [Mike Vanessi], Bear Stearns.

  David Hochstim - Bear Stearns - Analyst

  It’s actually David Hochstim. I just wonder if you could — sort of following up on Mike’s question about differentiating between maybe direct to consumer and school channel, if we look at slide 7, would those adjustments to cumulative default rates be very different if we saw direct to consumer and school channel, or (multiple speakers)?

  John Hupalo - First Marblehead Corporation - CFO

  The net default rates on direct to consumer are in the 8.6%. The net default rates on school channel are 3.8%, for a total projected net default rate of 7.7%. It’s important that you recognize these are projections based on the data that we have we’ve experienced over a longer period of time and most recently now. The actual net default rates are obviously much lower than that.

So one of the things that we want to make sure for folks on the call that because this is a long asset category, we adjust those expected net default rates into the future. But our actual net default rates are obviously significantly less than that. But that is the difference between direct to consumer and school channels. But also tell you that the risk-adjusted returns for both of them, even though the net default rate is higher on a projected basis, is very significant. And it’s very high. So the return, there’s a balance between obviously risk and return on this.

  David Hochstim - Bear Stearns - Analyst

  And you mentioned before you expect slower growth, so is that — could you give us some sense of how much of a reduction and a change in volume there might be, and how much sensitivity you think there is to higher rates if you start to adjust pricing more?

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  We’ve enjoyed great demand for the product over the past several years, and we view the demand for the product will accelerate into the future. So relative to the growth rates we’re slowing — we’re suggesting to you we’re going to slow that growth rate, but we don’t have that target until we work with each of our clients to determine their volumes for the coming year. So our view is that demand is very, very high. What will moderate that demand is clearly the underwriting changes we’ve made. But even with that we believe that there is a strong opportunity.

  David Hochstim - Bear Stearns - Analyst

  A couple last questions. On slide 9, would those projected cash flows be any different if you estimated them as of January 30th or 31st since they are not discounted and you wouldn’t use a different discount rate? Is there anything else that would be significantly different from last month?

  John Hupalo - First Marblehead Corporation - CFO

  We look at this on a quarterly basis so we will update that again at the end of this quarter.

  David Hochstim - Bear Stearns - Analyst

  Conceptually, is there something that changes from month-to-month that would cause this to be very different?

  John Hupalo - First Marblehead Corporation - CFO

  Again, as Jack said, with a 20-year asset and projections and assumptions built in, we review that on a quarterly basis. And we would not — frankly we don’t look at it on a month-to-month basis.

  David Hochstim - Bear Stearns - Analyst

  Then finally, could you just talk about how to reconcile the market valuation for subordinated tranches of securitizations and then your estimated values are just a disconnect between cash flows and liquidity, or—?

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  Certainly. When we are in the process of valuing for fair market value purposes on 157, on the residuals and the additional structural advisory fees, our duty is to look forward and check the assumptions. And we’ve talked on each of the calls about the major assumptions and reviewed them today. What is the fair estimate of each of those assumptions and how does that affect the future value of the residuals, the service receivable?

I think potentially where there is the propensity for mixing some apples and oranges is that the securities in the marketplace which may or may not be trading on a liquid basis, have a different valuation standard. So we’re looking again for using the GAAP required fair value estimates, and we take all inputs into consideration. But that’s not the same as taking a traded liquid security, what the accountants would call a level one trade, and applying that and trying to reconcile the difference between a future residual cash flow and a current paid security.

Operator

  [Tim Seblanyo], OSS Capital.

  Tim Seblanyo - OSS Capital - Analyst

  My question is on — could you just give us an update on the Moody’s review, where that stands and whether or not that’s part of what is keeping you from doing a securitization?

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  I think I’ll just broaden your question just a touch to say we’re working with all the rating agencies. Clearly Moody’s has the watch notice out. But we continue to provide data to all the rating agencies. We are in process with Moody’s of exchanging information, and we expect a resolution to their ratings watch within a 90-day period that they talked about early in December. So we’re on schedule for having good discussions with them, and we would expect that to be concluded sometime in the coming months.

  Tim Seblanyo - OSS Capital - Analyst

  That was helpful. Just on the strategic shift to different business models, am I way off to say that if they tie up more capital intensive and lower margin business model that you’re shifting to?

  John Hupalo - First Marblehead Corporation - CFO

  Capital intensive from the perspective that when we begin to leverage the UFSB platform more, there are capital requirements there, which we don’t incur in the securitization model. So from proprietary brand standpoint, that is more capital intensive than a purchase program just by its nature.

With regard to margin, we are, as Jack said in the process of increasing fees and rates that borrowers will pay. And that will be offset in whole or in part by increased cost of debt when the securitization program begins to take foot again. So we are obviously evaluating that and working to make sure that we’re adjusting properly to maintain profitability for the Company.

  Tim Seblanyo - OSS Capital - Analyst

  My last question was — you touched on this. If you don’t do a securitization, how much cash flow do you have to continue to run the business?

  John Hupalo - First Marblehead Corporation - CFO

  Sure. We said in our remarks that our current cash position will take us well into the next fiscal year. And when the additional infusion comes from Goldman, which is expected in the coming months, that it will take us a period longer than that. So we have a very strong cash position. As Jack alluded to, we’re in the process of continuing our expense control and looking to reduce expenses even more. So that combination leaves us in a very strong position for the foreseeable future.

Operator

  That concludes our question and answer session for today. At this time, I would like to turn the call back to Mr. Jack Kopnisky. Please proceed, sir.

  Jack Kopnisky - First Marblehead Corporation - President, CEO

  Just to say thank you for joining us on the call. We strongly believe in this model, and we also are aggressively taking actions to deal with the dislocation in the market. But we think the future is very bright for this Company, and would encourage each of you to, if you have questions, give us a call, and we do want to be very transparent in all the activities of everything that we do for the — into well into the future. Thank you very much.

Operator

  Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

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